             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                         FORM 12b-25
                Commission File Number 1-3720

                 NOTIFICATION OF LATE FILING



(Check One):
[ ] Form 10-K   [ ] Form 11-K  [ ]  Form 20-F  [X] Form 10-Q  [ ] Form N-SAR

    For Period Ended:           September 30, 1996
                      --------------------------------------------------------

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

    For the Transition Period Ended:
                                     -----------------------------------------

             Read attached instruction sheet before preparing form.
                             Please print or type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

------------------------------------------------------------------------------


                                     PART I
                             REGISTRANT INFORMATION

                 Fresenius National Medical Care Holdings, Inc.
------------------------------------------------------------------------------
Full Name of Registrant


------------------------------------------------------------------------------
Former Name if Applicable

                       Reservoir Place, 1601 Trapelo Road
------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

                               Waltham, MA 02154
------------------------------------------------------------------------------
City, State and Zip Code

                                    PART II
                            RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

         [ ]              (a)     The reasons described in reasonable detail in
                                  Part III of this form could not be eliminated without unreasonable effort or expense;

         [X]              (b)     The subject annual report, semi-annual
                                  report, transition report on Form 10-K, 20-F, 11-K, or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ]              (c)     The accountant's statement or other exhibit
                                  required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

        State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

        The Form 10-Q could not be filed within the prescribed time period because new stand-alone reporting requirements resulting from the recent acquisition by Fresenius Medical Care, AG.

                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


                     Robert W. Armstrong, III                  617              466-9850
                 ---------------------------------------    -----------      ------------------
                             (Name)                         (Area Code)      (Telephone Number)



(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period than the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                 [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

                                                                 [ ] Yes [X] No

                 If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  November 14, 1996              By: /s/ Geoffrey W. Swett
     ---------------------------         -------------------------------------
                                         Name: Geoffrey W. Switt
                                         Title: Vice President